Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:
(1)Form S-3 No. 333-234178 of Colony Credit Real Estate, Inc.;
(2)Form S-3 No. 333-234181 of Colony Credit Real Estate, Inc.; and
(3)Form S-8 No. 333-222812 pertaining to the Colony Credit Real Estate, Inc. 2018 Equity Incentive Plan;
of our reports dated February 25, 2021, with respect to the consolidated financial statements and schedules of Colony Credit Real Estate, Inc. and the effectiveness of internal control over financial reporting of Colony Credit Real Estate, Inc. included in this Annual Report (Form 10-K) of Colony Credit Real Estate, Inc. for the year ended December 31, 2020.

/s/ Ernst & Young, LLP

New York, New York
February 25, 2021